Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-125926, 333-137746 and 333-141807 of Form S-3 and 33-23053, 33-38030, 33-65192, 333-38865, 333-66029, 333-103245, 333-114066, 333-123675, 333-123676 and 333-132054 on Form S-8 of our reports dated June 12, 2007, relating to the consolidated financial statements and financial statement schedule of ABIOMED, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for share-based payments upon the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective April 1, 2006) and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of ABIOMED, Inc. for the year ended March 31, 2007.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 12, 2007